Exhibit 99.23(i)

		2000 PENNSYLVANIA AVE., NW	MORRISON & FOERSTER LLP

M O R R I S O N	F O E R S T E R	WASHINGTON, D.C.	NEW YORK, SAN FRANCISCO,
		20006-1888	LOS ANGELES, PALO ALTO,
SAN DIEGO, WASHINGTON, D.C.

		TELEPHONE: 202.887.1500	DENVER, NORTHERN VIRGINIA,
		FACSIMILE: 202.887.0763	ORANGE COUNTY, SACRAMENTO,
WALNUT CREEK, CENTURY CITY
WWW.MOFO.COM
TOKYO, LONDON, BEIJING,
SHANGHAI, HONG KONG,
SINGAPORE, BRUSSELS

October 15, 2008

Old Westbury Funds, Inc.
760 Moore Road
King of Prussia, PA 19406

Re:	Shares of Common Stock of Old Westbury Funds, Inc.

Ladies and Gentlemen:

          We refer to Post-Effective Amendment No. 35 and Amendment No. 36 to the Registration Statement on Form N-1A (SEC File Nos. 033-66528; 811-07912) (the “Registration Statement”) of Old Westbury Funds, Inc. (the “Company”) relating to the registration of an indefinite number of shares of common stock of U.S. Large Cap Fund, Non-U.S. Large Cap Fund, Global Small & Mid Cap Fund, Global Opportunities Fund, Real Return Fund, Fixed Income Fund and Municipal Bond Fund, all series of the Company (collectively, the “Shares”).

          We have been requested by the Company to furnish this opinion as Exhibit 23(i) to the Registration Statement.

          We have examined documents relating to the organization of the Company and its series and the authorization and issuance of the Shares.

          Based upon and subject to the foregoing, we are of the opinion that:

          The issuance and sale of the Shares by the Company have been duly and validly authorized by all appropriate action and, assuming delivery by sale or in accord with the Company’s dividend reinvestment plan in accordance with the description set forth in the Registration Statement, as amended, the Shares will be validly issued, fully paid and nonassessable.

          We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP

MORRISON & FOERSTER LLP